EXHIBIT 21

LA-Z-BOY INCORPORATED LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
Alexvale Furniture, Inc.	North Carolina
England, Inc.	Michigan
La-Z-Boy Asia Co., Ltd. (57.2%)	Thailand
La-Z-Boy Canada Limited	Ontario, Canada
La-Z-Boy Canada Retail, Ltd.	Alberta, Canada
La-Z-Boy Casegoods, Inc.	North Carolina
La-Z-Boy Global Limited	Michigan
La-Z-Boy Hong Kong, Limited	Hong Kong
La-Z-Boy Hospitality, LLC	Michigan
La-Z-Boy Logistics, Inc.	Michigan
La-Z-Boy Muebles, S. de R.L. de C.V.	Mexico
La-Z-Boy (Thailand) Ltd. (51.05%)	Thailand
La-Z-Boy Trading (Dongguan) Company, Limited	People’s Republic of China
La-Z-Boy UK, Ltd.	United Kingdom
LZB Carolina Properties, Inc.	Michigan
LZB Finance, Inc.	Michigan
LZB Furniture Galleries of Washington D.C., Inc.	Michigan
LZB Investments, Inc.	Michigan
LZB Manufacturing, Inc.	Michigan
LZB Retail, Inc.	Michigan

All other subsidiaries, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary and therefore have been omitted from this exhibit.